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                                                               EXHIBIT 7

                                                                  EXECUTION COPY

                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT

   AMENDMENT, dated as of November 23, 1999, to the Rights Agreement, dated as of August 26, 1999, by and between TJ International, Inc. (the "Company") and First Chicago Trust Company of New York (as Rights Agent) (as heretofore amended, the "Rights Agreement").

   WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

   WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

   WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated as of November 23, 1999, among the Company, Weyerhaeuser Company, and WTJ, Inc.; and

   WHEREAS, the Board of Directors of the Company has determined that the Offer, the Merger (each such term as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders; and

   WHEREAS, the Board of Directors has determined, in connection with its contemplation of the Merger Agreement, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) from the application of the Rights Agreement.

   NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

   1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

  "Notwithstanding the foregoing, neither Weyerhaeuser Company ("Parent") nor WTJ, Inc. ("Sub"), shall be deemed to be an Acquiring Person by virtue of the execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement") to be entered into as of November 23, 1999, among the Company, Parent and Sub, or as a result of the consummation of the Offer, the Merger (each such term as defined in the Merger Agreement), or any of the other transactions contemplated by the Merger Agreement."
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   2. Section 1(u) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

  "Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement, nor consummation of the Offer, the Merger (each such term as defined in the Merger Agreement), or any other transactions contemplated by the Merger Agreement, shall cause a Shares Acquisition Date to occur."

   3. Section 3(a) of the Rights Agreement is hereby modified and amended to add the following sentence immediately following the first sentence thereof:

  "Notwithstanding the foregoing, neither the execution and delivery of the Merger Agreement, nor consummation of the Offer, the Merger (each such term as defined in the Merger Agreement), or any of the other transactions contemplated by the Merger Agreement, shall cause a Distribution Date to occur."

   4. Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

  "The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on September 22, 2009 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the consummation of the Merger (as defined in the Merger Agreement)."

   5. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the Offer, the Merger (each such term as defined in the Merger Agreement), or any of the other transactions contemplated by the Merger Agreement."

   6. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

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   7. This Amendment to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

   8. This Amendment to the Rights Agreement may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

   9. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

   10. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                     * * *

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   IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

                                      TJ INTERNATIONAL, INC.

                                                  /s/ Thomas H. Denig
                                      By_______________________________________
                                      Name: Thomas H. Denig
                                      Title: President and Chief Executive
                                      Officer

                                      FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                      (as Rights Agent)

                                                 /s/ Michael S. Duncan
                                      By_______________________________________
                                      Name: Michael S. Duncan
                                      Title: Director, Corporate Actions

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